                                   EXHIBIT "B"

                                                                    EXHIBIT 10.3

Confidential Treatment has been requested with respect to portions of the agreement indicated with an asterisk [*]. A complete copy of this agreement, including the redacted terms, has been separately filed with the Securities and Exchange Commission.

                                                                  EXECUTION COPY


                         Global Sports Interactive, Inc.

                             -----------------------







                              E-Commerce Agreement

                                     between

                         Global Sports Interactive, Inc.

                                       and

                               Bluelight.com, LLC

                              E-Commerce Agreement

     This E-Commerce Agreement, dated as of August 10, 2001 (the "Effective Date"), is made and entered into by and between Global Sports Interactive, Inc., a Pennsylvania corporation ("GSI"), Bluelight.com, LLC, a Delaware limited liability company (the "Company") and Kmart Corporation, a Michigan corporation (together with its subsidiaries and Affiliates, "Kmart").

                                    Recitals

     WHEREAS, GSI is in the business of developing and operating e-commerce businesses for specialty retailers, distributors, general merchandisers, Internet companies and media companies and providing for those companies GSI's proprietary technology, Web Site design and development capabilities, order processing capabilities, customer service capabilities, fulfillment capabilities, centralized inventory management and on-line marketing to enable those companies to offer e-commerce to their customers;

     WHEREAS, Kmart is in the business of selling a broad assortment of goods and services to consumers through the Stores (as defined below);

     WHEREAS, the Company is in the business of selling goods and services through the Internet (as defined below) using certain Kmart Trademarks; and

     WHEREAS, the Company desires to transfer the operation of the Company Site (as defined below) to GSI to continue to offer for sale Merchandise (as defined below) through the Internet and to permit the Company and Kmart to engage in certain Internet marketing and promotions to promote the Stores in accordance with the terms of this Agreement.

     NOW, THEREFORE, in reliance upon the above recitals (which are made a part of the Agreement below) and in consideration of the agreements herein, the Company and GSI (each a "Party" and collectively, the "Parties"), intending to be legally bound, agree as follows:

Section 1.  Definitions.

Whenever used in this Agreement, the following capitalized terms shall have the following specified meanings:

     1.1 "Adjusted Operating Profit" means, with respect to a given period, the Gross Profit for that period less the sum of (i) [*] for that period, as determined in accordance with GAAP; (ii) the amount obtained by multiplying (A) the applicable [*] for that period, times (B) the aggregate of all [*] for that period, as determined in accordance with GAAP; and (iii) any applicable [*] for that period.

     1.2 "Affiliate" means, as to any Person, any other Person that, directly or indirectly, is controlled by, is under common control with or controls such Person, but only as long as such control exists. For this purpose, control means ownership or voting rights over at least 50% of

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the outstanding voting or equity securities of the Person in question or the power to direct or cause the direction of management or policies of such Person, whether through voting securities, by contract or otherwise. For purpose of this Agreement, Kmart will be deemed an Affiliate of the Company.

     1.3 "Aggregate Information" means (i) any information or data derived from Customer Information, and (ii) all information relating to the financial performance and/or operations of the Company Site, which in each case is not specific to a person, does not in either case refer to or identify any specific Person, and cannot be used, alone or in conjunction with other information, to identify any specific Person.

     1.4 "Allocated Overhead Rate" means, with respect to a given period, the percentage obtained by dividing (i) the [*] for that period, by (ii) the sum of
(A) [*] for that period, and (B) [*] (determined in a manner consistent with [*] for that period.

     1.5 "Business Day" means any day which is not a Saturday, Sunday or official federal holiday in the United States.

     1.6 "Company Content" means the following content or information owned or controlled (e.g., by license or otherwise) by the Company or its Affiliates and furnished by the Company or its Affiliates to GSI in accordance with the terms of this Agreement: (a) text, graphics, photographs, video, audio and/or other data or information, and e-mail addresses furnished by the Company or its Affiliates, solely for use in connection with the Company Site or the promotion of the Stores, and (b) Kmart's selected print advertisements for the Stores or the goods and services offered by Kmart in the Stores, including run of press and insert advertisements which appear in newspapers and magazines, as well as printed in-store signage, point of sale and display signage and information promoting events and the goods and services offered by Kmart.

     1.7 "Company Provided Merchandise" means Merchandise which is owned or controlled by the Company, Kmart or any of their Affiliates and provided to GSI for the purpose of fulfilling Orders hereunder. "Company Provided Merchandise" shall not include samples of Merchandise provided by the Company, Kmart or any of their Affiliates pursuant to Section 3.2.

     1.8 "Company Site" means the Web Site as operated by GSI pursuant to this Agreement, the primary Home Page for which is identified by the Designated URL (and any successor or replacement Web Site).

     1.9 "Company Site Functionality" means, collectively: (a) functionality and features available on the Company Site that GSI may or is required to make available from time to time, and (b) any future equivalents, improvements and enhancements of any of the foregoing.

     1.10 "Stores" means any land-based retail store established and/or operated by Kmart and devoted to the retail sale of a broad assortment of merchandise and to the provision of related services.

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

     1.11 "Confidential Information" means all nonpublic information relating to a Party or its Affiliates that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential. Confidential Information includes, without limitation, (a) all nonpublic information relating to a Party's or its Affiliates' technology, customers, business plans, agreements, promotional and marketing activities, finances and other business affairs, and
(b) all third party information that a Party or its Affiliates is obligated to keep confidential. Confidential Information may be contained in tangible materials, such as drawings, data, specifications, reports and computer programs, or may be in the nature of unwritten knowledge. Confidential Information does not include any information that (i) has become publicly available without breach of this Agreement, (ii) can be shown by documentation to have been known to the receiving Party at the time of its receipt from the disclosing Party or its Affiliates, (iii) is received from a third party who did not acquire or disclose such information by a wrongful or tortious act, or (iv) can be shown by documentation to have been independently developed by the receiving Party without reference to any Confidential Information.

     1.12 "Customer" means a Person who accesses the Company Site in any manner, whether or not a purchase is made.

     1.13 "Customer Information" means the name, mailing address, telephone number, e-mail address, Order and Order processing information (including Order history) and any other identifying information provided by or obtained from Customers through the Company Site and/or provided by or obtained from customers of the Stores; provided, however, Customer Information does not include (i) any information that either GSI or the Company owns or to which GSI or the Company has the rights and which is obtained from Customers other than through transactions contemplated under this Agreement, or (ii) any Aggregate Information.

     1.14 "Designated URL" means www.bluelight.com and/or www.kmart.com or any successor or replacement URLs as designated by the Company or Kmart.

     1.15 "Fiscal Year" means GSI's fiscal year, which currently ends on the Saturday closest to December 31 of a given year.

     1.16 "GAAP" means generally accepted accounting principles, consistently applied.

     1.17 "Gross Profit" means, with respect to a given period, the aggregate Net Merchandise Revenue for that period less the actual aggregate cost of goods sold [*] related to the Net Merchandise Revenue for that period.

     1.18 "GSI Content" means any and all content or information owned or controlled (e.g., by license or otherwise) by GSI or its Affiliates, including text, graphics, photographs, video and audio, and furnished by GSI or Affiliates in connection with the Company Site or otherwise in connection with the performance of its obligations under this Agreement.

     1.19 "Home Page" means, with respect to a Web Site, the Web page designated by the operator of the Web Site as the initial and primary end user interface for the Web Site.

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

     1.20 "Intellectual Property Rights" means any and all now known or hereafter known tangible and intangible (a) rights associated with works of authorship throughout the universe, including but not limited to copyrights, moral rights, and mask-works, (b) trademark, trade dress and trade name rights and similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) all other intellectual and industrial property rights of every kind and nature throughout the universe and however designated (including domain names, logos, "rental" rights and rights to remuneration), whether arising by operation of law, contract, license, or otherwise, and (f) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues hereof now or hereafter in force (including any rights in any of the foregoing).

     1.21 "Internet" means the system of computer networks interconnected with routers, worldwide in scope, that facilitates data communication services such as remote login, file transfer, electronic mail, and the Web, and any successor to such system.

     1.22 "Inventory Turnover Rate" means, with respect to any given [*] period, the rate determined by dividing (i) the product obtained by multiplying (A) the aggregate cost of goods sold for the product in question during the applicable measurement period, times (B) [*] by (ii) the average inventory (at cost) of the product in question during the applicable measurement period.

     1.23 "Joint Developments" means any Technology that is jointly developed through the significant efforts of each Party during the Term; provided, however, that Joint Developments does not include any GSI Furnished Item or any Company Furnished Item, as the case may be, or any adaptation, modification, improvement or derivative work of any GSI Furnished Item or any Company Furnished Item, as the case may be.

     1.24 "Launch Date" means the date on which the Company Site, as operated by GSI hereunder, is first made available to the public on the Web.

     1.25 "Look and Feel" means the appearance, coloring, graphics, fonts, logos and other look and feel characteristics of a Web Site which are unique to the Web Site and are consistent from page to page and which indicate a common identity of the various pages and identify such pages as forming a part of a single Web Site.

     1.26 "Merchandise" means the products and related services offered for sale by the Company through the Company Site.

     1.27 "Net Merchandise Revenue" means all cash consideration received from Customers for Orders of Merchandise less all applicable shipping and handling charges, taxes, returns for which GSI issues a credit, and charges for valued added services such as gift wrapping.

     1.28 "Non-Company Provided Merchandise" means Merchandise which is not Company Provided Merchandise. Non-Company Merchandise includes Sporting Goods Merchandise provided by or through GSI.

     1.29 "Non-Shopping Features" means such content and information on the Company Site, provided by or through the Company, Kmart or their Affiliates that may contain or make accessible as part of the Company Site or through links from the Company Site such information as the following: Company and Kmart corporate information (e.g. historical background, mission statement, officers and directors), Store locations, community programs, a link to a Web Site (operated by the Company or a third party) that provides information about and the ability to apply to participate in the Company's Internet service provider program, promotions, Company and Kmart employment opportunities, Company and Kmart contact information and other information which serves to inform Customers about the Company, Kmart and the Stores.

     1.30 "Order" means an order for Merchandise made by a Customer.

     1.31 "Person" means, whether or not capitalized, any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

     1.32 "Secondary URLs" means uniform resource locators that (i) are derivatives of Designated URL, and (ii) such other uniform resource locators designated by the Company.

     1.33 "Sporting Goods Merchandise" means sports, recreational, athletic and/or fitness related (i) equipment (e.g. bats, balls, gloves, racquets, clubs, helmets, skis, fishing and hunting equipment, table games and exercise equipment), (ii) apparel (e.g. licensed products, hats, jerseys and exercise clothing), (iii) footwear, and (iv) memorabilia. Sporting Goods Merchandise shall not include private label sporting goods merchandise and sporting goods merchandise made exclusively for the Company or Kmart or their Affiliates.

     1.34 "Technology" means any design, specification, content (which includes product files, catalogs, images and editorial content), data, database, software, code, template, user interface, technique, algorithm, method, process, device, procedure, functionality or other technology.

     1.35 "Term" is defined in Section 13.1 of this Agreement.

     1.36 "Trademark" means any trademark, service mark, trade name, URL, domain name, trade dress, proprietary logo or insignia or other source or business identifier.

     1.37 "URL" means the uniform resource locator of a Web Site.

     1.38 "Web" means the Internet client-server hypertext distributed information retrieval system known as the World Wide Web.

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     1.39 "Web Site" means any point of presence maintained on the Internet or on any other public data network. With respect to any Web Site maintained on the World Wide Web or any successor public data network, such Web Site includes all HTML pages (or similar unit of information presented in any relevant data protocol) that either (a) are identified by the same second-level domain (such as http://www.kmart.com) or by the same equivalent level identifier in any relevant address scheme, or (b) contain branding, graphics, navigation or other characteristics such that a user reasonably would conclude that the pages are part of an integrated information or service offering.

Section 2.  Creation and Operation of the Company Site.

     2.1 Design and Development. GSI will design and develop the Company Site in accordance with this Agreement. The Company Site will contain at a minimum the functionality and features set forth on Exhibit "A" attached to this
                                            ----------
Agreement and such other functionality and features as may be agreed upon from time to time by the Parties. Except for the Company Content and Non-Shopping Features to be provided by the Company hereunder, GSI will provide all content, creative, design, programming and related services necessary to the design, development, operation and updating of the Company Site, including incorporating the features and functionality provided for herein. Subject to Section 2.2, the Company Site will be comprised of a series of templates developed by GSI that will define the format and layout of a page on the Company Site and establish the placement and size of content type blocks (e.g. text, graphics, promotions, advertising, navigation bar and images). Throughout the Term, GSI will use commercially reasonable efforts to (i) develop such value added content and services for the Company Site as may be mutually agreed upon by the Parties, and
(ii) integrate into the operation of the Company Site the contracts set forth on Exhibit "G" to which the Company or any of its Affiliates are a party (which
----------
Exhibit "G" must be mutually agreed upon by the Parties prior to the Launch
----------
Date) [*] GSI will make available to the Company [*] The Look and Feel characteristics of the Company Site will be consistent with the Look and Feel of the Company's current e-commerce Web Site. The Company will provide, and will cause Kmart and their Affiliates to provide, GSI with the Company Content necessary for the operation of the Company Site in such format as may be agreed upon by the Parties. Unless and until GSI provides the Company with the technology to update the Non-Shopping Features directly, GSI will program, upload, display and maintain the Non-Shopping Features and will promptly update the Non-Shopping Features as may be reasonably requested by the Company from time to time. Upon providing the Company with such technology, the Company will be responsible for updating the Non-Shopping Features content and GSI will provide initial training and/or instructions on the use of the technology and will thereafter provide such assistance that may be reasonably requested by the Company with respect to the use of such technology.

     2.2 Launch and Modifications. The Parties will work together in good faith and use commercially reasonable efforts to cause the Launch Date to be on or before September 17, 2001 or as soon as practicable thereafter. The Company will have the right to approve the overall design templates and the Look and Feel characteristics of the Company Site prior to the Launch Date, with such consent not to be unreasonably withheld or delayed. After the Launch Date, no material changes to the templates or Look and Feel of the Company Site will be made without the approval of the Parties. [*]

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     2.3 Hosting, Maintenance and Operation of the Company Site. GSI will host, maintain and operate the Company Site in accordance with this Agreement. GSI will be responsible for hosting, or arranging for the hosting by a reputable third-party hosting company, the Company Site. The equipment and software used by GSI to host and operate the Company Site and the security provided by GSI with respect to the Company data and Company Site will be at least generally comparable to then current industry standards for the Web Sites of other leading general merchandisers. GSI agrees that during the Term it will [*]. The Company Site will be operated at the Designated URL and at such other URL as may be agreed upon by the Parties. The Company will ensure that, during the Term, the Designated URL and all Secondary URLs are registered with Network Solutions Inc. (or another reputable registrar) in such a way that the Designated URL and all Secondary URLs point to the domain name servers designated by GSI for the Company Site. The Company will comply with the requirements of and, prior to the Launch Date, provide the information set forth on, Exhibit "B" attached to this
                                                   ----------
Agreement with respect to security for and registration of all URLs for the Company Site.

     2.4 Order Processing, Fulfillment and Returns. GSI will be responsible for all aspects of Order receipt, processing and fulfillment for the Company Site, including those functions set forth on Exhibit "C" attached hereto. The Order
                                       ----------
receipt, processing and fulfillment services provided by GSI with respect to the Company Site will [*]. GSI has the right only to accept Orders for shipments to addresses in the United States and APO/FPO addresses and such other countries or territories to which GSI then generally accepts Orders for shipment. The returns policy for the Company Site will provide that all returns of Merchandise will be returned to the Stores or Company's designated returns processing facility. For returns to the Stores, [*] For returns to the Company's returns processing facility, [*]

     2.5 Customer Service. GSI will be responsible for providing customer service to users of the Company Site, including on-line and through toll-free telephone support. Initially the telephone support shall be provided by GSI, and, at the Company's option, through a toll-free telephone number established by the Company that will provide a link to GSI's customer service for the Company Site. The customer service provided to users of the Company Site will be provided in the name of the Company Site (unless otherwise required by law or privacy policy or not to be misleading) and will [*]. GSI will provide customer service in a courteous and professional manner and provide for Customer feedback through appropriate features on the Company Site and through the toll-free number for the Company Site. In the event that GSI receives inquiries or complaints from customers relating to the Stores, GSI will promptly refer all such customers to a the email reply service and/or toll-free telephone number for customer service furnished to GSI by the Company. In the event that the Company receives inquiries or complaints from customers relating to the Company Site, the Company will promptly refer all such customers to the email reply service and/or toll-free telephone number for GSI's customer service for the Company Site. If, in any quarter during the Term, GSI's customer service for the Company Site receives telephone inquires concerning matters for which GSI does not have responsibility hereunder in a number greater than [*], then the Company shall pay to GSI [*].

     2.6 ISP Maintenance and Support. The Company acknowledges and agrees that GSI does not, and will not, have any obligations (other as provided in Section 2.5) with respect

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to the maintenance, support or any other aspects of the Company's current or any future Internet service provider programs.

     2.7 Web Site Transition Plan. As soon as practicable after the Effective Date, the Parties will mutually agree upon a transition plan to address (i) the transfer of account information from users of the current Company e-commerce Web Site to GSI for use in connection with the Company Site, (ii) the redemption of on-line gift cards, gift certificates, coupon and discount codes issued prior to the Launch Date, (iii) customer service requests received after the Launch Date which relate to events occurring prior to the Launch Date, and (iv) such other transition matters as may be necessary to transition the operation of the Company's current e-commerce Web Site to GSI as contemplated hereunder.

     2.8 Seamless Operations. The Parties agree that it is important for Customers to perceive the Company Site as an extension of the Stores and as part of Kmart's multi-channel distribution plans. Accordingly, the Parties agree to work in good faith and use commercially reasonable efforts to perform their respective obligations hereunder as seamlessly as practicable under the Company's and/or Kmart's brand. As a result of the need for Customers to perceive the Company Site as an extension of the Company and Kmart, the Company agrees to, and will cause Kmart to, provide GSI with prior notice of any intended actions if they believe such actions will have a material impact on the Company Site, the ability of GSI to perform its obligations hereunder, and/or the volume of Customers or callers accessing the Company Site or customer service telephone support for the Company Site. The failure of the Company to provide any such notice will not be deemed a breach of this Agreement, and GSI will not be responsible for any failure to perform resulting from such failure to notify.

     2.9 E-commerce Transactions prior to the Launch Date. The Company acknowledges and agrees that GSI does not, and will not, have any obligations (other than as agreed to pursuant to Section 2.7) with respect to the design, development, operation, or maintenance of the Company's or its Affiliate's (other than Kmart) e-commerce businesses or Web Sites that existed prior to the Launch Date.

Section 3.  Merchandising; Inventory Maintenance.

     3.1 Merchandising; Assortment Plans. In order to facilitate appropriate and comprehensive inventory planning (including capacity, staffing, economic and other related factors) and to maximize merchandise revenues and profit from the Company Site, the Parties will work together in good faith to prepare mutually agreed upon merchandising assortment plans (each a "Merchandise Assortment Plan") for the Company Site at least [*] prior to the beginning of each [*] (other than the first Merchandise Assortment Plan which will be prepared as soon as practicable prior to the Launch Date). Each Merchandise Assortment Plan will include the following, in reasonable detail, with respect to all Merchandise:
[*] With respect to Company Provided Merchandise, the Merchandise Assortment Plan will also include: [*]. The Parties will work together to update the Merchandise Assortment Plans as may be reasonably necessary or desirable to maximize merchandise revenues and profit from the Company Site. The Company will make the final determination on the actual Merchandise to be offered for sale

                                        8

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through the Company Site; provided, however GSI will not, at its option, be obligated to offer for sale through the Company Site [*]

     3.2 Product Images and Descriptions; Samples. Subject to the Company providing GSI with all reasonably requested information for the Merchandise to be included on the Company Site, GSI will be responsible for the creation and maintenance of the digital images and product descriptions related to such Merchandise. The Company agrees to use commercially reasonable efforts to obtain and/or to assist GSI in obtaining product images and descriptions directly from vendors, manufacturers and other third parties. All such product images and descriptions created by GSI (other than product images and descriptions relating to Merchandise that is exclusive to the Company or its Affiliates, which will be deemed Company Content) will be deemed GSI Content for purposes of this Agreement; [*]. The Company agrees to provide GSI with such samples of Merchandise reasonably requested by GSI for Merchandise to be included on the Company Site. The Company will retain ownership to all such samples.

     3.3 Company Provided Merchandise Shipments. The Company will use commercially reasonable efforts to deliver, or cause Kmart or its Affiliates to deliver, to GSI the Company Provided Merchandise in such quantities and at such times as may be required to [*]. The Company will, and will cause Kmart and its Affiliates to, use commercially reasonable efforts to require merchandise suppliers to package products in a manner to minimize GSI's receiving costs based upon specifications provided by GSI. If the amount or type of Merchandise actually received by GSI differs from the amount and type of Merchandise reported by the Company as shipped, GSI will notify the Company of such discrepancy within [*] days after receipt of such Merchandise, and the Parties will adjust their records to reflect such verifiable differences. Additionally, GSI will notify the Company of any obviously damaged or defective Merchandise within an average of [*] Business Days of receipt and will notify the Company of any non-obviously damaged or defective Merchandise promptly after discovering such damage or defect. GSI agrees to provide the Company with all reasonably requested information related to such damaged or defective Merchandise to permit the Company to file claims for such Merchandise. The Company may inspect such delivered Merchandise to verify any discrepancy in quantity and/or damage or defect. GSI will provide the Company with [*]. GSI will provide the Company with receiving documents for Company Provided Merchandise on a timely basis through a mutually agreed upon process.

     3.4 Physical Inventory[*]. The Company may, at its expense, upon at least sixty (60) days prior written notice (but in no event between October 1 and December 31 of any year), conduct a physical inventory of the Company Provided Merchandise located at GSI owned or controlled facilities; provided that (i) any such physical inventory is conducted in a manner designed not to unreasonably interfere with GSI's ordinary business operations; and (ii) such physical inventory may not occur more frequently then one time every twelve (12) months. GSI will reasonably cooperate with the Company in the performance of such physical inventories. If any [*] Additionally, GSI will be [*] The Company will have the right to file UCC-1 statements, which shall be subject to GSI's reasonable approval, to identify the Company Provided Merchandise in the possession of GSI. GSI agrees to take, at the Company's expense, such other actions as may be reasonably requested by the Company to protect Company's ownership in the

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Company Provided Merchandise; provided, however, in no event will GSI be obligated to segregate the Company Provided Merchandise from other merchandise.

     3.5 Drop Ship Arrangements. From time to time during the Term, the Company may enter into appropriate arrangements with drop ship vendors which are selected by the Company to provide Merchandise to be offered for sale through the Company Site. The Company agrees that such drop ship vendors will be required to agree to comply with the applicable GSI service level standards relating to drop ship vendors as provided to the Company by GSI.

     3.6 Sporting Goods Merchandise. Notwithstanding any provision herein to the contrary, GSI will be the exclusive source of Sporting Goods Merchandise for sale through the Company Site to the extent GSI chooses to provide such Sporting Goods Merchandise and shall provide such Merchandise in accordance with the purchase order terms and conditions set forth on Exhibit "H", which will be
                                                 ----------
agreed upon by the Parties prior to the Launch Date. GSI may provide such Sporting Goods Merchandise directly or through drop ship vendors chosen by GSI. The Company will pay GSI for each unit of Sporting Goods Merchandise sold through the Company Site an amount equal to [*].

     3.7 Return of Unsold Merchandise. Notwithstanding any provision herein to the contrary, in the event that GSI retains any Company Provided Merchandise for more than [*] and for which [*] then GSI will have the right to return such excess Merchandise to the Company. GSI will deliver such excess inventory to the Company, "freight collect," to a single destination as specified by the Company. Additionally, upon the expiration or termination of this Agreement, GSI will promptly return to the Company all Company Provided Merchandise then in GSI's possession and control, pursuant to the same procedures as apply to the return of excess inventory in this Section 3.7.

     3.8 Product Recalls. The Parties agree that in the event that GSI is obligated to process any product recalls, or in the event that the Company requests that GSI process any product recalls, for Merchandise sold through the Company Site, then the Parties will mutually agree upon the procedures to effectuate such recall and the Company will reimburse GSI for its reasonable costs associated with such recall, other than costs associated with recalls of Sporting Goods Merchandise, which, as between the Parties, will be the responsibility of GSI.

Section 4. Treatment of Sales; Pricing; Sales and Use Taxes.

     4.1 Treatment of Sales. The Company will be the seller of all Merchandise and related fulfillment services (i.e. shipping, gift wrapping and other value added services) sold or furnished through the Company Site, and all revenues from the sale of such Merchandise and such services will be Company revenues. The Parties agree to execute additional mutually agreed upon documentation necessary or desirable to reflect such treatment of sales. GSI agree to use commercially reasonable efforts to resolve and minimize chargebacks relating to the Company Site.

     4.2 Pricing of Merchandise and Services. The Company will be responsible for

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establishing the selling price for the Merchandise and related Customer fulfillment services (i.e. shipping, gift wrapping and other value added services) which will be charged to the Customer with respect to Orders through the Company Site; provided, however, the Company agrees that until the first anniversary of the Effective Date, the shipping charges with respect to Orders for Merchandise will be [*] Notwithstanding the preceding sentence [*] After the first anniversary of the Effective Date, the Company will have the right to, subject to reasonable technological constraints, establish revised shipping charges for Orders of Merchandise through the Company Site.

     4.3 Sales and Use Taxes. As between the Parties, the Company will be responsible for all sales and use taxes imposed on sales pursuant to Orders through the Company Site and the Company will be responsible for the timely notification, remittance, filing and reporting of all such taxes to the proper tax authorities at the rates required by law. GSI will provide to the Company or its Affiliates information necessary for the Company to meet its filing requirements with respect to such sales and use taxes. With respect to Orders though the Company Site, GSI will only be obligated to collect, on behalf of the Company, sales and use taxes from Customers at the rates and in those jurisdictions as specified in writing by the Company. GSI will remit all such taxes collected by GSI to the Company as provided in Section 7.4 hereof. The Parties further agree that all Orders to be fulfilled with Sporting Goods Merchandise will be treated as purchases for resale by the Company to the end users. For accounting, financial reporting, and sales and use tax purposes, the Parties agree to treat such purchases accordingly. In connection with GSI owned inventory, the Company will furnish to GSI resale certificates for the Commonwealths of Pennsylvania and Kentucky and such other jurisdictions as may be reasonably requested by GSI from time to time. Upon the reasonable request of a Party, the other Party will provide the requesting Party with satisfactory evidence of its compliance with the obligations in this Section 4.3.

     4.4 Kmart Gift Cards. The Parties will mutually agree upon procedures and the accounting to permit Customers to pay for Orders through the use of Kmart gift cards [*] Sales of the Kmart's gift cards will [*]

Section 5.  Promotion and Advertising.

     5.1 Company Activities and Obligations. Commencing no later than the Launch Date and continuing during the Term, the Company will, and will cause Kmart to, promote and advertise the Company Site and integrate a "shop-on-line" message and the Designated URL and the other URLs for the Company Site, into its promotions and advertising, including in the Stores, in accordance with Exhibit
                                                                        -------
"D" to this Agreement.
--

     5.2 GSI Activities and Obligations. GSI [*] and may use the Company's Trademarks in connection therewith; provided however, GSI will only use such Trademarks in conformance with the use guidelines of the Company set forth on Exhibit "E" attached hereto. Upon the approval by the Company of an affiliate
----------
program created by GSI for the Company Site, GSI may offer through the Company Site an affiliate program.

Section 6.  Implementation.

     6.1 Account Managers. Each Party will assign a dedicated account manager to oversee the performance of such Party's obligations under this Agreement and to facilitate coordination of the Parties' performance of their respective obligations. Additionally, the Company will assign a dedicated marketing manager, operations manager and merchandise manager (and appropriate supporting buying staff) to oversee the applicable Company obligations under this Agreement. Each Party's managers will be subject to change from time to time by the assigning Party upon notice to the other Party. The account managers will meet at least once every quarter (or with such other frequency as may be mutually agreed upon) during the Term to review the implementation of this Agreement and to explore methods for improving performance.

     6.2 Cooperation. During the Term, the Parties will cooperate in good faith and use commercially reasonable efforts to (i) provide a positive customer experience on the Company Site, (ii) maximize customers and revenues from or through the Company Site and (iii) review opportunities for marketing the Company Site.

Section 7.  Collection of Sales Proceeds; Compensation and Expenses.

     7.1 General. Except as expressly provided for elsewhere in this Agreement, each Party will be responsible for all costs and expenses incurred by such Party in performing its obligations under this Agreement.

     7.2 Collection of Sales Proceeds. All proceeds from the sale of Merchandise and related services through the Company Site will be collected and processed by GSI on behalf of the Company.

     7.3 Operational Fees. In addition to any other amounts due GSI hereunder, the Company will pay to GSI, by wire transfer of immediately available funds, the following fees for the operation of the Company Site: [*]

     7.4 Transaction Payments. Within [*] days after the end of each [*] of GSI's Fiscal Year during the Term, GSI will remit to the Company[*] an amount equal to the difference obtained by subtracting from the result obtained by adding (i)(A) through (i)(D), the result obtained by adding (ii)(A) through
(ii)(G), less all amounts paid by GSI to the Company pursuant to Section 7.10 with respect to the [*] in question:

     (i) Amounts payable to the Company:
         ------------------------------

         (A)    the aggregate [*]

         (B)    the aggregate amounts [*]

         (C)    the Revenue Share, if any, payable to the Company pursuant to
Section 7.5 below for [*]

          (D)  the Profit Share, if any, payable to the Company pursuant to
Section 7.6 below for [*]

     (ii) Amounts payable to GSI:
          ----------------------

          (A)  the aggregate [*]

          (B)  the [*] payable to GSI pursuant to Section 7.7 below [*]

          (C)  the actual aggregate [*]

          (D)  the actual aggregate[*]

          (E) if positive, an amount, if any, equal to the product obtained by subtracting (i) the actual aggregate [*] from (ii) the aggregate [*]

          (F) if positive, an amount, if any, equal to the product obtained by subtracting (i) the actual aggregate [*] from (ii) the aggregate [*]

          (G)  an amount equal to the aggregate [*] and

          (H)  an amount equal to the aggregate [*]

In the event that the difference from subtracting (ii) from (i) above is negative, GSI will submit an invoice to the Company for such amount and the Company will remit to GSI such payment within [*] from such invoice. Each payment hereunder will include a report, showing in reasonable detail, the calculation of the payments provided for therein.

     7.5 Revenue Share. Commencing with Orders received after [*] and continuing throughout the remaining Term, GSI will pay to the Company a [*] revenue share equal to [*] provided, however, GSI will not be required to pay any revenue share to the Company in connection with Orders which result from a Customer clicking through to the Company Site as a result of any online marketing, advertising or promotional agreement or arrangement for which GSI paid or is required to pay a revenue share, transaction fee, impression fee, promotional or advertising fee or other fee in connection with such Order. GSI will pay such revenue share to the Company as provided in Section 7.4 above.

     [*]

     7.6 Profit Share. Commencing with [*] and continuing throughout the remaining Term, GSI will pay to the Company a [*] profit share in an amount equal to the amount determined by multiplying (i) [*] times (ii) [*] GSI will pay such profit share to the Company as provided in Section 7.4 above.

     [*]

     7.7 [*] As a service fee for the performance of its services hereunder, the Company shall pay GSI, [*] an amount based on [*]

         (a) Commencing on [*] and continuing through [*] the Company agrees that, with respect to any given [*] GSI will be entitled to [*] in an amount equal to the greater of (i) [*] and (ii) [*] in an amount equal to the sum of
(A) the product obtained by multiplying (1) [*] times (2) [*] and (B) the product obtained by multiplying (1) [*] times (2) [*]

         (b) Commencing on [*] and continuing through [*] the Company agrees that, with respect to any given [*] GSI will be entitled to [*] in an amount equal to the greater of (i) [*] and (ii) [*] an amount equal to the sum of (A) the product obtained by multiplying (1) [*] times (2) [*] and (B) the product obtained by multiplying (1) [*] times (2) [*]

         (c) The Company will pay to GSI [*] as calculated above in accordance with Section 7.4.

     7.8 Designated Account; Interest Income. GSI will establish and maintain a separate account(s) for the funds collected by GSI on behalf of the Company pursuant to this Agreement. The Parties agree that GSI will retain any interest income on any funds collected by GSI pursuant to this Agreement.

     7.9 Records and Audit Rights. During the Term of this Agreement, and for a period of [*] after their creation, each Party will keep complete and accurate books and records sufficient to verify compliance or non-compliance with the provisions of this Agreement. Each Party will, upon at least thirty (30) days' prior written request by the other Party, allow such Party, or a representative of such Party who is reasonably acceptable to the audited Party, to audit such books and records at the audited Party's premises to the extent necessary to verify the performance of the other Party's obligations hereunder; provided that
(a) any such audit is conducted during normal business hours and in a manner designed to not unreasonably interfere with the audited Party's ordinary business operations; (b) audits may not occur more frequently than once every twelve (12) months; and (c) each such audit may only cover periods that were not previously audited. The audited Party will cooperate with the auditing Party and its representatives in the conduct of such audit. If any audit reveals that the audited Party has failed properly account for, charge and/or pay any amount hereunder which results in an overpayment by the auditing Party or an underpayment by the audited Party, then the audited Party will promptly pay the auditing Party any such amount, together with interest on the monies owed at an annual rate of two percent (2%) over the prime rate of interest reported in The Wall Street Journal from on the date on which such overpayment was made or such overdue amount should have been paid to the auditing Party. If any audit reveals that the audited Party has failed properly account for, charge and/or pay any amount hereunder which results in an overpayment by the audited Party or an underpayment by the audited Party, by [*] or more, then in addition to paying any such amount due, the audited Party will reimburse the other Party for its reasonable out-of-pocket expenses incurred in conducting such audit. Each Party agrees that any information learned by or disclosed to it or its auditor in connection with such audit is Confidential Information of the audited Party.

     7.10 Company Provided Merchandise Cost of Sales. Within [*] after [*] GSI will remit,[*] to the Company [*]

Section 8.  Customer Information and Privacy Policies.

     8.1 Customer Information. [*] Each Party will use the Customer Information in compliance with the privacy policy for the Company Site and applicable law. Each Party will treat such Customer Information as Confidential Information of the [*]

     8.2 Privacy Policy. Within thirty (30) days after the date of this Agreement, but in any event prior to the Launch Date, the Parties will mutually agree upon the privacy policies for, and that will be posted on, the Company Site. Each Party will abide by such privacy policies, as such may be amended from time to time. Any amendments to such privacy policies must be agreed upon by the Parties; provided, however, that if any amendment to the privacy policies is required by applicable law, the privacy policies will be amended to comply with such requirements.

     8.3 Aggregate Information. [*] will own the Aggregate Information;[*] Subject to the foregoing, [*] will treat such Aggregate Information as Confidential Information of [*] hereunder.

     8.4 E-Mail Promotions. GSI may send e-mail promotions to those Customers who have not opted-out for the promotion of the Company Site, so long as the form and content are approved in advance by the Company.

Section 9.  Proprietary Rights.

     9.1  Ownership.

          (a) The Company. As between the Parties, the Company reserves all right, title and interest in and to the "Company-Furnished Items" (as defined below), along with all Intellectual Property Rights associated with any of the foregoing, and no title to or ownership of any of the foregoing is transferred or, except as expressly set forth in Section 9.2, licensed to GSI or any other Person. GSI hereby assigns to the Company all right, title and interest that it may have or acquire in and to such items and all associated Intellectual Property Rights, and GSI will take, at the Company's expense, any actions (including execution and delivery of affidavits and other documents) reasonably requested by the Company to effect, perfect or confirm the Company's or its designee's right, title and interest therein. As used herein, "Company-Furnished Item" means any Company Content or any Trademark or Look and Feel of the Company Site that (a) is owned or controlled (e.g., by license or otherwise) by the Company or its Affiliates, as the case may be, and (b) is furnished by the Company for use in connection with the activities contemplated by this Agreement. As used herein, "Company-Furnished Item" will also include, without limitation, any adaptation, modification, improvement or derivative work of any Company-Furnished Item that is developed by either Party or jointly by the Parties; provided, however, that the Company-Furnished Items do not include any GSI-Furnished Item (as defined below), any Joint Developments, or any adaptation, modification, improvement or derivative work of the any GSI-Furnished Item or any Joint Developments. At the termination of the Agreement, GSI will return all Company-Furnished Items to the Company, and GSI will have no further rights thereto.

           (b) GSI. As between the Parties, GSI reserves all right, title and interest in and to the "GSI-Furnished Items" (as defined below) and the "GSI-Owned Developments" (as defined below), along with all Intellectual Property Rights associated with any of the foregoing, and no title to or ownership of any of the foregoing is transferred or licensed to the Company or any other Person. The Company hereby assigns and agrees to assign to GSI all right, title and interest to such items and all associated Intellectual Property Rights, and the Company will take, at GSI's expense, any actions (including execution and delivery of affidavits and other documents) reasonably requested by GSI to effect, perfect or confirm GSI's or its designee's right, title and interest therein. As used herein, "GSI-Furnished Item" means any GSI Content or any Technology or Trademark of GSI that (a) is owned or controlled (e.g., by license or otherwise) by GSI or its Affiliates, as the case may be, and (b) is furnished by GSI for use in connection with the activities contemplated by this Agreement. "GSI-Owned Development" means any Technology (including any adaptation, modification, improvement or derivative work of any GSI-Furnished
Item) that is developed solely by GSI or jointly by the Parties for use on the Company Site in connection with the activities contemplated by this Agreement or that is developed by GSI for use on the Web Sites that it operates, which may include the Company Site. Notwithstanding the foregoing, neither the GSI-Furnished Items nor the GSI-Owned Developments will include any Company-Furnished Item or any Joint Developments, or any adaptation, modification, improvement or derivative work of the any GSI-Furnished Item or any Joint Developments. The GSI-Owned Developments will, however, include all adaptations, modifications, improvements or derivative works of the Company Site Functionality that are developed by GSI or jointly by the Parties. At the termination of the Agreement, the Company will return all GSI-Furnished Items to GSI, and the Company will have no further rights thereto.

           (c) Joint Developments. GSI will own all Joint Developments; provided, however, upon the termination or expiration of this Agreement, GSI hereby grants to the Company a perpetual, royalty-free license to use the Joint Developments solely to operate a Company or Kmart controlled Web Site. Joint Developments will be deemed Confidential Information of GSI; provided, however, [*]

      9.2 Company License. The Company, and as applicable Kmart, hereby grants to GSI, during the Term, a worldwide, non-transferable license to use the Company-Furnished Items supplied by the Company as may be reasonably necessary to perform its obligations under this Agreement and to sublicense the Company-Furnished Items supplied by the Company to third parties in connection with advertising and promotion agreements and arrangements permitted under this Agreement; provided, however, that GSI will not use Trademarks of the Company or its Affiliates, including in any advertising, except in conformance with the use guidelines of the Company set forth on Exhibit "E" attached to this Agreement
                                       ----------
[*] All goodwill arising out of any use of any of the Company's or its Affiliate's Trademarks by, through or under GSI will inure solely to the benefit of the Company or such Affiliate, as the case may be.

     9.3 Non-Disparagement. Neither GSI nor any of its Affiliates will use the Trademarks of the Company or its Affiliates in a manner that disparages the Company or its Affiliates, as the case may be, or its products or services, or portrays the Company or its Affiliates, as the case may be or its products or services in a false, competitively adverse or poor light. GSI and its Affiliates will avoid knowingly taking any action that diminishes the value of such marks.

Section 10.  Representations and Indemnification.

     10.1 Representations. Each Party represents and warrants to the other that: (a) it has the full right, power and authority to enter into this Agreement and perform its obligations hereunder; and (b) when executed and delivered, this Agreement will constitute its legal, valid and binding obligation enforceable against it in accordance with its terms.

     10.2  Indemnity.

           (a) GSI will defend, indemnify and hold harmless the Company and its Affiliates (and their respective employees, officers, directors and representatives) from and against any and all claims, costs, losses, damages, judgments and expenses (including reasonable attorneys' fees) arising out of any third party claim, action, suit or proceeding (a "Claim"), to the extent it is based on (i) the creation, operation or content of the Company Site (other than any items or materials supplied by the Company for use on the Company Site or otherwise pursuant to this Agreement, including the Company Content) and the fulfillment obligations of GSI hereunder, (ii) any actual or alleged breach of GSI's representations, warranties and/or obligations as set forth in this Agreement, (iii) any actual or alleged infringement of any Intellectual Property Rights by any materials provided by GSI for use on the Company Site or provided by GSI to the Company for its use under this Agreement, (iv) any failure or alleged failure of GSI to comply with any applicable law, rule or regulation concerning the performance of its obligations hereunder, or (v) Claims based upon product liability, product labelling, personal injury or death relating to any Sporting Goods Merchandise supplied by or on behalf of GSI. Subject to
Section 10.3, GSI will pay any award against the Company and its Affiliates (and their respective employees, officers, directors or representatives) and any costs and attorneys' fees reasonably incurred by them resulting from any such Claim.

           (b) The Company will defend, indemnify and hold harmless GSI and its Affiliates (and their respective employees, officers, directors and representatives) from and against any and all claims, costs, loses, damages, judgments and expenses (including reasonable attorneys' fees) arising out of any third party Claim, to the extent it is based on (i) any actual or alleged breach of the Company's representations, warranties and/or obligations as set forth in this Agreement, (ii) any actual or alleged infringement of any Intellectual Property Rights by any materials provided by the Company to GSI for its use on the Company Site or otherwise under this Agreement, including the Company Content, (iii) the offer, marketing or sale of any products or services through the Company Site (other than marketing provided by GSI), including Claims based upon product liability, personal injury or death relating to any products (other than any Sporting Goods Merchandise supplied by or on behalf of GSI) or services (other than GSI performed services) sold by the Company hereunder, (iv) any act, omission, event, transaction or matter concerning or related to the operation of the Company's business prior to the Launch Date any Web Site operated by or on behalf of the Company other than the Company Site as operated by GSI, or the cessation of the operation of any such Web Site, any agreement or arrangement entered into by the Company prior to the Launch Date, or any current or future Company Internet service provider programs, or (v) any failure or alleged failure of the Company to comply with any applicable law, rule or regulation. Subject to Section 10.3, the Company will pay any award against GSI and its Affiliates (and their respective employees, officers, directors or representatives) and any costs and attorneys' fees reasonably incurred by them resulting from any such Claim.

     10.3 Procedure. In case any claim, action, suit or proceeding is at any time brought against a Party or its Affiliates (or any of their respective employees, officers, directors or representatives) (an "Indemnified Party") and such Indemnified Party is entitled to indemnification pursuant to Section 10.2, the party obligated to provide such indemnification (the "Indemnifying Party") will defend such claim, action, suit or proceeding, at the sole expense of the Indemnifying Party, using counsel selected by the Indemnifying Party. The Indemnified Party will give prompt notice of any Claim to the Indemnifying Party. If the Indemnifying Party fails to take timely action to defend such a Claim or proceeding after having received written notice from the Indemnified Party of such failure, the Indemnified Party may defend such a Claim at the Indemnifying Party's expense. The Indemnifying Party will keep the Indemnified Party fully advised with respect to such Claims and the progress of any suits, and the Indemnified Party will have the right to participate, at the Indemnified Party's expense, in any suit instituted against it and to select attorneys to defend it, which attorneys will be independent of any attorneys chosen by the Indemnifying Party relating to such claim or related claim. The Indemnifying Party may settle, compromise or otherwise enter into any agreement regarding the disposition of any claim against the Indemnified Party without the prior written consent and approval of the Indemnified Party, so long such settlement, compromise or disposition does not adversely affect the Indemnified Party. The obligations of the Indemnifying Party pursuant to this Section 10 will survive expiration or earlier termination of this Agreement.

Section 11.  Disclaimers and Limitations.

     11.1 DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY WAIVES AND DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES REGARDING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR IMPLIED WARRANTIES ARISING OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING (A) THE AMOUNT OF SALES REVENUES THAT MAY OCCUR DURING THE TERM, AND (B) ANY ECONOMIC OR OTHER BENEFIT THAT IT MIGHT OBTAIN THROUGH ITS PARTICIPATION IN THIS AGREEMENT (OTHER THAN THE SPECIFIC SUMS TO BE PAID PURSUANT TO THIS AGREEMENT).

     11.2 LIMITATION OF DAMAGES. EXCEPT TO THE EXTENT AWARDED TO A THIRD PARTY IN A JUDGMENT AGAINST WHICH A PARTY IS ENTITLED TO INDEMNIFICATION PURSUANT TO
SECTION 10, OR TO THE EXTENT ARISING OUT OF AN INTENTIONAL BREACH OF THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE), PRODUCT LIABILITY OR OTHER THEORY), TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY FOR COST OF COVER OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING DAMAGES FOR LOSS OF PROFIT, BUSINESS OR DATA) ARISING OUT OF THIS AGREEMENT.

Section 12.  Company and its Affiliates E-Commerce Activities.

     12.1 Company Site. During the Term, GSI will [*] for the Company and its Affiliates. [*] GSI will be entitled to provide all services necessary to create and operate the business of the Company and its Affiliates relating to the sale of merchandise to consumers on or through the Internet, including through the Company Site, and (ii) neither the Company nor its Affiliates will, directly or indirectly, sell merchandise or services to consumers on or through the Internet or assist any third party with which the Company or any of its Affiliates has an agreement or arrangement to, directly or indirectly, sell merchandise or services to consumers on or through the Internet ("Third Party Providers"), [*] The Company will keep, and will cause [*] Notwithstanding anything in this
Section 12 to the contrary, the Company and Kmart will be entitled to promote and advertise the Stores over the Internet without limitation.

     12.2 Web-Enabled Kiosks. The Parties acknowledge that, as of the Effective Date, [*] GSI will use commercially reasonable efforts to [*] The Parties agree that, during the Term, all kiosks will be [*].

Section 13.  Term and Termination.

     13.1 Term. Subject to the earlier termination rights of the Parties set forth herein, the Term of this Agreement will commence on the Effective Date and, unless extended or earlier terminated as provided elsewhere in this Agreement, will automatically expire on [*].

     13.2 Termination for Breach. Without limiting any other rights or remedies (including, without limitation, any right to seek damages and other monetary relief and the rights under Sections 13.3 and 13.4) that either Party may have in law or otherwise, either Party may terminate this Agreement if the other Party fails to perform any of its obligations hereunder; provided that (a) the non-breaching Party sends written notice to the breaching Party describing in reasonable detail the breach and stating its intention to terminate this Agreement unless such breach is cured, and (b) the breaching Party does not cure the breach within sixty (60) days following its receipt of such notice; provided, however, that if the breaching party has diligently attempted to cure the breach during such sixty (60) day period but has not cured the breach by the end of such sixty (60) day period, the non-breaching party may not terminate this Agreement so long as the breaching party continues to diligently attempt to cure the breach and such breach is cured by the end of the thirty (30) day period following such sixty (60) day period.

Notwithstanding the foregoing, GSI will be deemed to have cured a breach premised upon failure to comply with any of its obligations set forth in [*] in an applicable measurement period by fully complying with such obligation in the first full measurement period after notice of default is received.

     13.3 Company Termination. The Company will be entitled to terminate this Agreement immediately upon written notice to GSI if GSI becomes insolvent, admits in writing its inability to pay debts as they mature, institutes or has instituted against it any bankruptcy, reorganization, debt arrangement, assignment for the benefit of creditors, or other proceeding under any bankruptcy or insolvency law or dissolution, receivership, or liquidation proceeding (and, if such proceeding is instituted against it, such proceeding is not dismissed within sixty (60) days).

     13.4 GSI Termination. GSI will be entitled to terminate this Agreement immediately upon written notice to the Company if the Company becomes insolvent, admits in writing its inability to pay debts as they mature, institutes or has instituted against it any bankruptcy, reorganization, debt arrangement, assignment for the benefit of creditors, or other proceeding under any bankruptcy or insolvency law or dissolution, receivership, or liquidation proceeding (and, if such proceeding is instituted against it, such proceeding is not dismissed within sixty (60) days).

     13.5 Effect of Termination. Upon termination of this Agreement, each Party in receipt, possession or control of the other Party's intellectual or proprietary property, information and materials (including any Confidential Information) pursuant to this Agreement must return to the other Party (or at the other Party's written request, destroy) such property, information and materials. Sections 2.6, 2.9, 3.2 (third sentence), 4.3, 7.9, 8.1, 8.2 (second sentence), 8.3, 9, 10, 11 and 13 (together with all other provisions that reasonably may be interpreted as surviving termination or expiration of this Agreement) will survive the termination or expiration of this Agreement. Notwithstanding the foregoing, termination of this Agreement will not relieve either Party from its obligation to pay any monies due to the other Party for any period prior to the effective date of termination.

     13.6 Post-Termination Process. Upon expiration or termination of this Agreement, the Parties will mutually cooperate to effect an orderly termination of their relationship hereunder and to effectuate the transition of the Company Site during the one-hundred eighty (180) days following such expiration or termination. Without limiting the generality of the foregoing, at the Company's option, GSI agrees to continue to operate the Company Site on the same terms and conditions hereof, for up to one-hundred eighty (180) days following the date of such expiration or termination of this Agreement.

     13.7 Continuation of Services. The Parties will work in good faith to [*].

Section 14.  Miscellaneous.

     14.1 Press Releases. All voluntary public announcements concerning the transactions contemplated by this Agreement will be mutually acceptable to both the Company and GSI.

Unless required by law, neither the Company nor GSI (nor any of their respective Affiliates) will make any public announcement or issue any press release concerning the transactions contemplated by this Agreement without the prior consent of the other Party. Notwithstanding the preceding sentences in this
Section 14.1, (a) after the initial public announcement of a particular matter or transaction contemplated by this Agreement has been approved by the Parties, either Party may make subsequent reference to the other Party and describe its relationship with the other Party so long as such reference or description is consistent with and no broader than the initial public announcement approved by both Parties and such subsequent reference remains factually accurate, and (b) each Party may make any public announcement or issue any press release that it is required by law to issue, provided such Party gives reasonable prior notice of such announcement or press release to the other Party.

     14.2 Independent Contractors. The Parties are entering this Agreement as independent contractors, and this Agreement will not be construed to create a partnership, joint venture or employment relationship between them. Neither Party will represent itself to be an employee or agent of the other or enter into any agreement or legally binding commitment or statement on the other's behalf of or in the other's name.

     14.3 Confidentiality.

          (a) Each Party will protect the Confidential Information of the other Party from misappropriation and unauthorized use or disclosure, and at a minimum, will take precautions at least as great as those taken to protect its own confidential information of a similar nature. Without limiting the foregoing, the receiving Party will: (i) use such Confidential Information solely for the purposes for which it has been disclosed; and (ii) disclose such Confidential Information only to those of its employees, agents, consultants, and others who have a need to know the same for the purpose of performing this Agreement and who are informed of and agree to a duty of nondisclosure. The receiving Party may also disclose Confidential Information of the disclosing Party to the extent necessary to comply with applicable law or legal process, provided that the receiving Party uses reasonable efforts to give the disclosing Party prompt advance notice thereof. Upon request of the other Party, or in any event upon any termination or expiration of the Term, each Party will return to the other all materials, in any medium, which contain, embody, reflect or reference all or any part of any Confidential Information of the other Party.

          (b) Neither Party will disclose this Agreement or the transactions contemplated herein, or make any filing of this Agreement or other agreements relating to the transactions contemplated herein, without the consent of the other; provided, however, that if a Party is required by applicable law to provide public disclosure of this Agreement or the transactions contemplated herein, such Party will use all reasonable efforts to coordinate the disclosure with the other Party before making such disclosure, including the submission to the Securities and Commission (and any other applicable regulatory or judicial authority) of an application for confidential treatment of certain terms (which terms will be agreed upon by the Parties) of this Agreement. Each Party will provide to the other for review a copy of any proposed disclosure of this Agreement or its terms and any application for confidential treatment prior to the time any such disclosure or application is made and the parties will work together to mutually approve such disclosure or application.

     14.4 Force Majeure. If either Party is unable to perform any of its obligations under this Agreement due to an event beyond the control of that Party, including natural disaster, acts of God, actions or decrees of governmental bodies, act of war, failure or discontinuance of the Internet or failure of communications lines or networks, that Party will give written notice to the other Party and will use commercially reasonable efforts to resume performance of its obligations and, if substitute performance is reasonably available, the notifying Party will offer the other Party such substitute performance, which the other Party may accept or reject in its reasonable discretion, but the notifying Party will have no liability to the other Party for failure to perform its obligations under this Agreement for so long as it is unable to do so as a result of such event.

     14.5 Compliance with Laws. In its performance of this Agreement, each Party will comply in all material respects with all applicable laws, regulations, orders and other requirements, now or hereafter in effect, of governmental authorities having jurisdiction.

     14.6 Insurance. Each Party will at its own expense obtain and maintain such policy or policies of insurance as are required by law or as are commercially reasonable for the transactions and business contemplated by this Agreement. Upon request from a Party, the other Party will furnish a certificate of insurance and such other documentation relating to such policies as reasonably requested.

     14.7 Notices. Unless otherwise provided, all notices, consents or other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class mail, postage prepaid, or (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the signature page of this Agreement. Notices may also be given by electronic mail or facsimile and will be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notices to GSI will be sent to its address stated on the signature page of this Agreement to the attention of the General Counsel, with a copy sent simultaneously to the same address to the attention of its Chief Financial Officer. Notices to the Company and Kmart will be sent to their respective address stated on the signature page of this Agreement to the attention of General Counsel, with a copy sent simultaneously to the Chief Financial Officer. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 14.7, except that any such change of address notice will not be effective unless and until received.

     14.8 Assignment. Neither Party may assign this Agreement or any of its rights or obligations hereunder, whether voluntarily, involuntarily, by operation of law or otherwise, without the other Party's prior written consent, except to (a) a wholly-owned subsidiary of such Party, (b) any corporation or other entity resulting from any merger, consolidation, or other reorganization involving such Party, or (c) any Person to which such Party transfers all or substantially all of its business or assets; provided that such Party will require, as a condition to such assignment, any assignee or successor to all or substantially all of its business or assets to assure and agree in writing to perform this Agreement and to be bound by all the terms and conditions of this Agreement in the same manner and to the same extent that such Party would be required to perform or would be bound if no assignment or succession had taken place. Subject to the foregoing, this Agreement will be binding on and enforceable by the Parties and their respective successors and permitted assigns.

     14.9 Amendment. This Agreement may be amended, modified or supplemented by the Parties, provided that any such amendment, modification or supplement shall be in writing and signed by the Parties.

     14.10 Waiver. No waiver by a Party with respect to this Agreement will be effective or enforceable against a Party unless in writing and signed by that Party. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by a Party, and no course of dealing between or among any of the Parties, will constitute a waiver of, or will preclude any other or further exercise of the same or any other right, power or remedy.

     14.11 Counterparts and Transmitted Copies. This Agreement may be executed in any number of counterparts, each of which when executed and delivered will be deemed an original, but all of which taken together will constitute but one and the same instrument, and it will not be necessary in making proof of this Agreement to produce or account for more than one original counterpart hereof. The Parties acknowledge that Transmitted Copies of this Agreement will be equivalent to original documents until such time (if any) as original documents are completely executed and delivered. "Transmitted Copies" means copies which are reproduced or transmitted via facsimile, or another process of complete and accurate reproduction and transmission.

     14.12 Cost of Litigation. The prevailing Party in any legal action or proceeding arising out of or relating to this Agreement will be entitled to an award of its reasonable legal expenses in connection therewith.

     14.13 Entire Agreement. This Agreement, together with the Exhibits to this Agreement, (a) represents the entire understanding between the Parties with respect to the subject matter hereof and supersedes all previous oral or written communications or agreements, and all contemporaneous oral communications and agreements, between the Parties and their respective Affiliates regarding such subject matter, including, effective upon the date that the Parties agree upon the purchase order terms and conditions set forth on Exhibit "H", the Strategic
                                                     -----------
Alliance Agreement, dated February 28, 2000, by and between GSI and Bluelight.com LLC, and (b) may be amended or modified only by a written instrument signed by a duly authorized agent of each Party. No breach of this Agreement by either Party will affect the rights or obligations of either Party under any other agreement between the Parties.

     14.14 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof will not be affected thereby and will be enforceable without regard thereto.

     14.15 CHOICE OF LAW. THIS AGREEMENT WILL BE INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF [*], WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES. EXCEPT TO THE EXTENT THAT [*] THE PARTIES AGREE [*]

     14.16 Headings. The headings of sections and subsections of this Agreement are for convenience of reference only and are not intended to restrict, affect or otherwise influence the interpretation or construction of any provision of this Agreement.

     14.17 References. All words used in this Agreement will be construed to be of such number and gender as the context requires or permits. Unless a particular context clearly provides otherwise (i) the words "hereof" and "hereunder" and similar references refer to this Agreement in its entirety and not to any specific section or subsection hereof, and (ii) the word "including" will mean including but not limited to.

     14.18 Construction. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement or any other agreements or documents delivered in connection with the transactions contemplated by this Agreement.

     14.19 [*]

                             (********************)
                     SIGNATURES APPEAR ON THE FOLLOWING PAGE

     IN WITNESS WHEREOF, intending to be legally bound, the Parties hereby execute this Agreement on the date first written above.

Global Sports Interactive, Inc.           Bluelight.com, LLC

By: /s/ Michael G. Rubin                  By: /s/ Richard Blunck
    -------------------------------           ----------------------------
    Name:  Michael G. Rubin                   Name:  Richard Blunck
    Title: President, Chairman                Title: CEO
           and Chief Executive Officer

Address:   1075 First Avenue              Address:   c/o Kmart Corporation
           King of Prussia, PA  19406                3100 West Big Beaver Road
                                                     Troy, MI 48084
Telephone: (610) 265-3229                 Telephone: (248) 463-1400
Facsimile: (610) 265-2866                 Facsimile: (248) 463-1054


Kmart Corporation

By: /s/ Randy L. Allen
    -------------------------------
    Name:  Randy L. Allen
    Title: EVP

Address:   3100 West Big Beaver Road
           Troy, MI 48084
Telephone: (248) 463-1400
Facsimile: (248) 463-1054

                                   EXHIBIT "A"

                           Functionality and Features

 .  Search and Browse
 .  Shopping Cart
 .  Online Checkout with Secure Ordering
 .  E-mail Notifications relating to Orders
 .  Order History and Tracking
 .  User Login/Registration
 .  Affiliate Program Management
 .  Company and Kmart Information and Store Locator
 .  Corporate Information
 .  Employment Opportunities and Press Releases
 .  Frequently Asked Questions
 .  "Contact Us"

                                   EXHIBIT "B"

                       Site Security and URL Registration

SSL Certificates

These certificates are used for secure e-commerce transactions. The certificates certify that the customer is giving their personal information to a site which indeed is an authorized representative of the store where they are shopping. Verisign is the certification body and will need to contact an officer within the company regarding our request for these SSL certificates as a third party.

        Main store URLs (domain):            __________________________
        Internic registrant company name for
        this domain:                         __________________________
        Company address:

(Corporate contact must be an officer in the company named above who has sufficient authority to approve the validity of GSI's request to represent the said company in e-commerce transactions)

        Corporate contact:                   __________________________
        Title:                               __________________________
        Phone:                               __________________________
        Fax:                                 __________________________

        Dun and Bradstreet number for above
        company:                             __________________________


DNS

DNS is the Internet address system which allows a customer to reach the new store via the desired URL such as www.store.com. This needs to be changed at
                                  -------------
least one week prior to the expected store launch so that the changes have been propagated to all DNS servers on the Internet. Our policy is to support your existing store ip address on our servers, so that even after the DNS has been updated to point to our servers, your existing site will still be reachable until we have launched the new store.

        DNS Technical contact for main
        URLs listed above:                   __________________________
        Contact phone:                       __________________________
        Contact e-mail address:              __________________________

Secondary URLs which will be supported by GSI:

1.  ___________________       Technical contact:   __________________________

2.  ___________________       Technical contact:   __________________________

3.  ___________________       Technical contact:   __________________________


List any additional on back.

E-mail Aliases

These are the e-mail aliases which customers will use associated with the e-commerce store such as customerssupport@domain.com. If your company uses this
                         ---------------------------
domain for mail, you need to add forwarding for the listed e-mail aliases below that will point to the corresponding mailbox on our servers.

E-mail aliases which need to be created on your mail server:

Your mail server            points to  Our mail server

contactus@store.com                    storecustomersupport@globalsportsinc.com
-------------------                    ----------------------------------------
webmaster@store.com                    storewebmaster@globalsportsinc.com
-------------------                    ----------------------------------
info@store.com                         storecustomersupport@globalsportsinc.com
--------------                         ----------------------------------------
customerservice@store.com              storecustomersupport@globalsportsinc.com
                                       ----------------------------------------
help@store.com                         storecustomersupport@globalsportsinc.com
--------------                         ----------------------------------------
customersupport@store.com              storecustomersupport@globalsportsinc.com
                                       ----------------------------------------
specialoffers@store.com                storespecialoffers@store.com
-----------------------                ----------------------------
grandopening@store.com                 storegrandopening@store.com
----------------------                 ---------------------------
newsletter@store.com                   storenewsletter@store.com
--------------------                   -------------------------
jobs@store.com                         corporate e-mail address for jobs at your
--------------                         company

For example, if the main domain is kmart.com, then the first e-mail alias mapping would be:

contactus@kmart.com forwards to kmartcustomersupport@globalsportsinc.com
--------------------

         Who to contact for updating company
         e-mail server with new aliases:         __________________________
         Phone:                                  __________________________
         E-mail:                                 __________________________

_______________________________________          __________________________
Your name                       Title            Date

                                   EXHIBIT "C"

                        Order Processing and Fulfillment

 .   Order Receipt, Confirmation and Processing
 .   Credit Card Authorization and Processing
 .   Inventory, Receipt, Control and Management
 .   Pick, Pack and Ship Orders
 .   Shipping Management and Tracking

                                   EXHIBIT "D"

        Web Site Integration and Promotional and Advertising Requirements

 . Kmart will include on [*] Nothing contained herein will require Kmart to [*] If any such advertising medium [*]

 . Within ninety (90) days after the Launch Date, [*]

 . Kmart will include the shop on-line message on Kmart's in-store signage to the same extent as previously displayed with respect to the Company's e-commerce Web Site operated prior to the Launch Date.

 . Kmart will work towards including a shop on-line message for the Company's
  Site on Store shopping bags.

 . Kmart will in review in good faith all on-line, email and other interactive advertising conducted by Kmart to include a direct hot link to the applicable portion of the Company Site, based on the message of the advertising being conducted.

 . To the extent Kmart controls the production and/or content message, [*]

                                   EXHIBIT "E"

                        Company Trademark Use Guidelines

GSI will not, with respect to the Company Trademarks:

 .  alter the overall design, color or shape of any such Trademarks
 .  commingle or combine any such Trademarks with any other mark
 .  use any other mark that is confusingly similar to such Trademarks
 .  substitute designs or objects for letters in any Trademark
 . use in conjunction with any illegal, immoral, obscene or pornographic activities

                                   EXHIBIT "F"

[*]

                                   EXHIBIT "G"

                               Company Agreements

                                   EXHIBIT "H"

                              Purchase Order Terms